EXHIBIT 10.64

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into as of the tenth day of July 2013, by and between Kewaunee Scientific Corporation, a Delaware corporation with its principal place of business in the State of North Carolina USA (“Company”), and William A. Shumaker, an individual resident of the United States (“Consultant”);

Recitals:

A.	Consultant is Chairman of the Board of Directors of Company;

B.	Consultant has expressed his desire to retire from employment of Company on July 31, 2013;

C.	The parties hereto desire to enter into an agreement for the engagement of Consultant by Company, in order that Company may continue to benefit from Consultant’s knowledge of Company’s business;

NOW, THEREFORE, in consideration of the premises and the sum of Ten Dollars ($10.00) to each party by the other paid, the receipt of which is hereby acknowledged, and in further consideration of the agreements, stipulations and covenants herein contained, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties do hereby stipulate and agree as follows:

1. Engagement of Consultant. Company hereby engages Consultant, and Consultant hereby accepts such engagement, to provide certain consulting services to Company in accordance with the terms and conditions of this Agreement.

2. Term of Engagement.

b. The term of Consultant’s engagement hereunder shall begin on August 1, 2013 and shall automatically terminate on July 31, 2014, unless earlier terminated as provided herein (the “Term”).

3. Termination.

a. Either party may terminate the Term of this Agreement at any time after providing thirty (30) days written notice delivered to the other party.

4. Nature of Engagement. Consultant shall devote Consultant’s best efforts to advance the business and interests of Company and shall devote such time to Consultant’s duties under this Agreement as Consultant believes in good faith to be sufficient to adequately perform such duties and complete the tasks described in Section 5. Consultant shall direct questions regarding the nature of Consultant’s engagement to the President of Company and Consultant shall be available to answer questions presented by the President of Company.

5. Scope of Work. Consultant is engaged to assist Company in specific tasks constituting Consultant’s scope of work for this Agreement shall include, but not be limited to, the following tasks (the “Services”):

a. Meeting with and initiating and responding to phone calls to and from Company management, but only to the extent requested by the President of Company.

6. Support. Company shall not be required to make available to Consultant use of office facilities and associated support services, such as facsimile machine, copier, telephone, office supplies, computer and audiovisual equipment. Consultant shall at his own expense provide his own office facilities and associated support service.

7. Fees, Expenses, and Benefits.

a. As the basic compensation for the Services, Company shall pay Consultant the sum of Five Thousand United States Dollars (US$5,000) per calendar quarter within the Term, which amount shall be prorated on a daily basis for partial calendar quarters encompassed within the Term. Such amounts shall be payable by the conclusion of the first calendar month following the conclusion of each calendar quarter within the Term.

b. In the event during the Term any Services are performed by Consultant that require Consultant to travel from his principal residence to an outside location pursuant to a request from the President of Company for consulting work, the Company shall pay Consultant as additional compensation for the Services the sum of Two Thousand Four Hundred United States Dollars (US$2,400) per day for each day when at least one (1) hour of such Services are performed. Travel time to and from the outside location where such Services are performed shall not be considered when calculating the amount of time of such Services. Such amounts shall be payable within thirty (30) days following the receipt by Company’s President of a progress report describing all of the dates, duration, and relevant details of such Services. The progress reports shall be in a form acceptable to Company’s President.

c. In addition to the consulting fees set forth above, Company shall reimburse Consultant for reasonable out-of-pocket non-overhead expenses incurred by Consultant during the performance of Consultant’s duties as described herein; provided, however, that expenses in excess of Five Thousand United States Dollars (US$5,000) in any month must be pre-approved in writing by Company’s President. Consultant shall submit a report to the Company’s President requesting expense reimbursement properly documented and in accordance with the policies of the Company for its employees. Said expenses shall include, but are not limited to:

i.	All transportation expenses, the costs incurred in the use of commercial transportation, and all other reasonable transportation costs; provided, however, that when air travel is requested or approved by Company’s President, Company will reimburse for Domestic first class and International business class air travel;

ii.	All food and lodging expenses incurred by Consultant when performing the duties described herein;

iii.	Long distance telephone and long-distance facsimile expenses; and

iv.	All other reasonable expenses necessarily incurred by Consultant in the performances of Consultant’s duties as described herein or as directed by Company’s President.

v.	Consultant is not eligible for any personnel benefits under this agreement from Company beyond payment of the fee and expense reimbursements as prescribed in this Agreement.

8. Nature of Relationship; Indemnification; Work Product.

a. The parties hereto intend that the relationship created hereby shall be that of principal and independent contractor. Consultant shall have no authority to sign any documents on behalf of Company, to enter into any contract on behalf of Company, or to otherwise bind Company.

b. Company and Consultant shall make all tax and other filings consistent with their relationship as that of principal and limited contractor.

c. Consultant shall indemnify and hold harmless Company and its directors, officers and employees, and their successors and assigns, from any liability, loss, cost or expense arising from (i) any acts, omissions or decisions made by Consultant while performing services hereunder which are not made in good faith, or (ii) the breach of this Agreement or any provision hereof by Consultant. This indemnification extends to any liability for the payment of: (I) United States federal or state income or social security (FICA) taxes; and (II) interest and penalties with respect thereto, owed with respect to amounts paid to Consultant pursuant to this Agreement.

9. Other Services Outside Company. Consultant shall be free to engage in other employment and other activities so long as such additional employment and activities are not inconsistent and do not interfere with the performance of Consultant’s duties as described herein (as determined by Company). Consultant shall be free to serve as a private consultant for any individuals, companies and organizations. The parties specifically stipulate and agree that this provision of the Agreement is a primary part of the consideration flowing to Consultant from Company.

10. Waiver. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed to be a waiver of future performance of any such term, covenant or condition but the obligation of either party with respect thereto shall continue in full force and effect.

11. Notices. All notices, requests, demands, and other communications hereunder must be in writing and will be deemed effectively given to the other party on the earliest of the date (a) ten (10) business days after such notice is sent by certified United States mail, return receipt requested, with all postage prepaid, if sent from a location within the United States of America; (b) three (3) business days after delivery of such notice into the custody and control of an overnight courier service for next day delivery, with all shipping fees prepaid; and (c) one (1) business day after delivery of such notice in person, and such notice is actually received by that party; in each case to the appropriate address below (or to such other address as a party may designate by notice to the other party):

a.	If to Company, to:

Kewaunee Scientific Corporation

Attn: David M. Rausch

2700 West Front Street

Statesville, North Carolina 28677

USA

b.	If to Consultant, to:

William A. Shumaker

130 Pin Oak Lane

Mooresville, NC 28117

A “business day” for purposes of this section means any day that is not a Saturday, Sunday, federal holiday in the United States of America in the case of notices delivered to an address in the United States of America, or public holiday in a jurisdiction other than the United States of America in the case of notices delivered to an address in that other jurisdiction.

12. Applicable Law. The validity, construction, interpretation, and enforcement of this Agreement shall be governed by the laws of the State of North Carolina USA, without reference to its conflict of laws provisions.

13. Jurisdiction and Venue. Any legal suit or proceeding against Company or Consultant arising out of or relating to this Agreement shall be instituted in any federal or state court in Iredell County, North Carolina USA, and Company and Consultant waive any objection which they may now or hereafter have to the laying of venue of any such suit, action or proceeding, and Company and Consultant hereby irrevocably submit to the jurisdiction of any such court in any such action or proceeding.

14. Merger Clause. This Agreement supersedes all prior understandings, agreements and informal working arrangements between the parties and may not be amended orally, but only by a writing duly executed by the parties hereto.

15. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns; provided, however, that neither this Agreement nor any obligations hereunder may be assigned by Consultant.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written, with any entity parties acting through their duly authorized representatives.

Company:

Kewaunee Scientific Corporation

By:	/s/ David M. Rausch
Print Name: David M. Rausch
Title:	President

CONSULTANT:

/s/ William A. Shumaker
William A. Shumaker

Signature Page to Consulting Agreement